EXHIBIT 12.2
                    UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS







                                                                                                             For the Six Months
                                                                                                               Ended June 30
                                                                                                        ----------------------------
Millions of dollars                                                                                      1996                  1995
- ------------------------------------------------------------------------------------------------------------------------------------


Net earnings .......................................................................                    $362                    $152
Provision for income taxes .........................................................                     252                     104
                                                                                                         ---------------------------
   Earnings subtotal ...............................................................                     614                     256

Fixed charges included in earnings:
   Interest expense ................................................................                     147                     146
   Interest portion of rentals .....................................................                      21                      25
                                                                                                         ---------------------------
      Subtotal .....................................................................                     168                     171

Earnings available before fixed charges ............................................                    $782                    $427
                                                                                                         ---------------------------
Fixed charges:
   Fixed charges included in earnings ..............................................                     168                     171
   Capitalized interest ............................................................                       6                      16
   Preferred stock dividends * .....................................................                      29                      29
                                                                                                         ---------------------------
      Total fixed charges ..........................................................                    $203                     216

Ratio of earnings to fixed charges .................................................                     3.9                     2.0



* For purposes of this ratio, preferred stock dividends are adjusted to a pre-tax basis.